Exhibit 99.1

CONTACTS:	PR2005-CORP03

Dave Vadasz, investor relations

408.503.7200

dave.vadasz@palmOne.com

Marlene Somsak, media relations

408.503.2592

marlene.somsak@palmOne.com

palmOne Announces Change in Global Operations Leadership

MILPITAS, Calif., Jan. 17, 2005 — palmOne, Inc. (Nasdaq: PLMO) today announced that Angel Mendez, senior vice president and head of the company’s Global Operations, will leave palmOne to become senior vice president of Worldwide Manufacturing at Cisco Systems, Inc.

Mendez, 44, joined palmOne in July 2001. He assumed responsibility for maximizing the company’s operational excellence and efficiency by leading its supply chain, manufacturing, quality-assurance, logistics and customer-service efforts. Prior to palmOne, he was vice president of Global Supply Chain Management at Gateway.

Mendez will remain with the company through the end of the quarter to facilitate a smooth transition. palmOne has launched a search for his successor.

“Angel brought many valuable and lasting contributions to palmOne,” said Todd Bradley, palmOne chief executive officer. “He initiated and oversaw comprehensive system and process improvements that allow our company to scale to meet the exciting growth potential before us. He also built an outstanding team, a team I am confident will continue to execute well on the strong foundation established. We thank Angel for his years of service.”

About palmOne, Inc.

palmOne, Inc. — a leader in handheld computing and communications solutions — strives to put the power of computing in people’s hands so they can access and share their most important information. The company’s products include Zire(TM) and Tungsten(TM) handhelds and Treo(TM) smartphones, software and accessories.

palmOne products are sold at The palmOne Store (http://store.palmOne.com/) and palmOne Retail Stores, and through select Internet, retail, reseller and wireless operator channels throughout the world.

More information about palmOne, Inc. is available at http://www.palmOne.com.

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palmOne, Zire, Tungsten and Treo are among the trademarks or registered trademarks owned by or licensed to palmOne, Inc. or its subsidiaries. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.